Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the 2005 Annual Report of KNBT Bancorp, Inc. and its subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of KNBT Bancorp, Inc. on Form S-8 (File No. 333-124492, effective April 29, 2005 and File No. 333-110427, effective November 12, 2003).

/s/ Grant Thornton LLP
Grant Thornton LLP
Philadelphia, Pennsylvania
March 7, 2006